EXHIBIT 99.1

Wayne Savings Bancshares, Inc. Announces Earnings for the Quarter ended March 31, 2017

WOOSTER, Ohio, April 28, 2017 (GLOBE NEWSWIRE) -- Wayne Savings Bancshares, Inc. (NASDAQ:WAYN) (the “Company”), the holding company parent of Wayne Savings Community Bank, reported net income (unaudited) of $571,000 or $0.21 per common share for the quarter ended March 31, 2017, compared to $707,000 or $0.26 per common share for the quarter ended March 31, 2016. The decrease in net income was primarily due to increased administrative expenses that the Company has incurred as a result of a proxy contest that has been instituted by a hedge fund in connection with the election of directors at the Company’s upcoming 2017 annual meeting of stockholders.  Excluding these incremental expenses (which were approximately $200,000 in the first quarter), the Company’s net income would have been $703,000 or $0.26 per common share for the quarter ended March 31, 2017.

Discussion of Operating Results

Income Statement

Net interest income increased $121,000 for the quarter ended March 31, 2017, compared to the quarter ended March 31, 2016. Interest income increased $136,000 during the 2017 quarter primarily due to a $13.8 million increase in average interest-earning assets, and an increase in the rates earned on those assets from 3.75% in the prior year quarter to 3.76% in the current year quarter.  Interest expense increased $15,000 primarily due to a $12.1 million increase in the average balance of interest-bearing liabilities.  The rates paid on those liabilities were unchanged at 0.51% for both quarters ended March 31, 2017 and 2016, respectively.  The net interest rate spread increased from 3.24% for the quarter ended March 31, 2016 to 3.25% for the quarter ended March 31, 2017.

Provision (Credit) for loan losses was $27,000 for the quarter ended March 31, 2017, an increase of $94,000 from a credit of $67,000 during the 2016 quarter.  The credit balance of $67,000 that we recorded in the first quarter of 2016 was due to the lack of charge-offs coupled with improved economic factors from the prior quarter.  The provision for loan losses in the first quarter of 2017 has returned to a level more consistent with our historical levels.

Noninterest income totaled $487,000 for the three month period ended March 31, 2017, and increased $35,000, from $452,000 for the same period in 2016.  The increase was mainly due to a $28,000 increase in other operating income arising from an increase in annuity sales compared to the same period last year.

Noninterest expense totaled $3.2 million for the three month period ended March 31, 2017, an increase of $251,000 from $2.9 million for the three months ended March 31, 2016.  The majority of this additional expense is comprised of approximately $200,000 in administrative expenses incurred in connection with the proxy contest referenced above.  The remainder of the increase includes a $38,000 increase in salaries and employee benefits, a $31,000 increase in audit and accounting expense and a $27,000 increase in other operating expense, partially offset by a $25,000 decrease in federal deposit insurance premiums compared to the prior year quarter.  The increase in salaries and employee benefits was due in part to merit-based compensation increases and increased education and training costs to facilitate the strategic initiative of enhanced customer service.  The other portion of this increase was due to severance expenses of $52,000 that the Company incurred in connection with its continuing efforts to maximize its workforce efficiency.  These increases were partially offset by a decline in healthcare costs due to a change in providers compared to the prior year quarter. The increase in audit and accounting expense is due to an increase in the expense related to internal audit. The increase in other noninterest expense was due to an increase in internet banking expense, loan expense and special services, partially offset by a decrease in stationery, printing and supplies and Real Estate-owned expense. The decrease in the federal deposit insurance premiums is due to a lower assessment rate compared to the prior year quarter.

Balance Sheet

At March 31, 2017, the Company had total assets of $448.6 million, a decrease of $6.2 million, from total assets at December 31, 2016.  The decrease in total assets includes a $5.5 million decrease in cash and cash equivalents, and a $2.4 million decrease in securities balances, partially offset by a $1.8 million increase in net loans compared to December 31, 2016.

Total securities decreased $2.4 million to $77.8 million at March 31, 2017, compared to December 31, 2016.  The decrease in securities was primarily due to investing the principal and interest cash flows from securities into higher yielding loans.  Net loans totaled $334.1 million at March 31, 2017, an increase of $1.8 million, compared to $332.3 million at December 31, 2016, primarily due to new originations in excess of principal reductions and scheduled maturities.

The allowance for loan losses declined slightly on a percentage basis, totaling $3.0 million, or 0.90% of gross loans, at March 31, 2017, compared to $3.0 million, or 0.91% of gross loans, at December 31, 2016.  Nonperforming assets, which consist of loans on non-accrual status and Real Estate-owned, totaled $1.7 million at March 31, 2017, or 0.51% of total loans, an increase of $182,000 from the December 31, 2016 balance of $1.6 million, or 0.46% of total loans.

Deposits totaled $378.3 million at March 31, 2017, a decrease of $5.4 million from $383.7 million at December 31, 2016.  This decrease includes a $3.0 million decrease in demand deposits and a $6.6 million decrease in time deposits, partially offset by a $4.2 million increase in savings and money market balances.

Other short-term borrowings, which consist solely of repurchase agreements with commercial customers of the Bank, increased to $7.3 million at March 31, 2017, compared to $7.2 million at December 31, 2016. These repurchase agreements are offered by the Bank in order to retain commercial customer funds and to provide these commercial customers the opportunity to earn a return on a short-term secured transaction.

Advances from the Federal Home Loan Bank (FHLB) totaled $18.0 million at both March 31, 2017 and December 31, 2016. The Bank uses FHLB advances to extend the duration of its liabilities to manage the interest rate risk associated with the longer duration of loans at a lower cost than other funding alternatives, particularly retail term deposits.

Stockholders’ equity increased by $371,000 during the period ended March 31, 2017. This increase was due to net income of $571,000, and a $47,000 increase in unrealized gains on available-for-sale securities, partially offset by $248,000 in shareholder dividends, and a $29,000 increase in the unrecognized loss on the BOLI split-dollar life insurance policy.

The return on average equity and return on average assets for the 2017 quarter were 5.53% and 0.51%, respectively, compared to 7.00% and 0.65%, respectively, for the 2016 quarter. Without the additional $200,000 of expenses required to defend against the proxy contest described above, return on average equity would have been 6.80% and return on assets would have been 0.63% for the March 31, 2017 quarter.

Future Initiatives

As has been previously disclosed, the Company is in the process of conducting a search for a permanent Chief Executive Officer. The Board of Directors is pleased with the quality of candidates that have been identified in the search process to date, and anticipates selecting a highly qualified person for this position.

The Company is also continuing its efficiency initiatives with respect to customer service and staff alignment. As part of this initiative, the Company reduced staffing of eight full time employees during the quarter. The Company will continue to focus on its efficiency initiatives going forward.

More Information

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio. Additional information about Wayne Savings Community Bank is available at www.waynesavings.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward- looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result inmaterial variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except share and per share data - unaudited)

	For the Three Months
	ended March 31,

	2017	2016

Quarterly Results

Net Interest Income	$3,469	$3,348
Net Income	$571	$707
Earnings Per Share:
Basic and diluted	$0.21	$0.26
Return on Average Assets (Annualized)	0.51%	0.65%
Return on Average Equity (Annualized)	5.53%	7.00%

	March 31,	December 31,
	2017	2016

End of Period Data

Total Assets	$448,617	$454,791
Stockholders' Equity to Total Assets	9.23%	9.02%
Shares Outstanding	2,781,839	2,781,839
Book Value Per Share	$14.88	$14.75

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data - unaudited)

	Three Months Ended
	March 31,
	2017	2016

Interest income	$3,977	$3,841
Interest expense	508	493
Net interest income	3,469	3,348
Provision (Credit) for loan losses	27	(67)
Net interest income after provision for loan losses	3,442	3,415
Noninterest income	487	452
Noninterest expense	3,159	2,908
Income before federal income taxes	770	959
Provision for federal income taxes	199	252
Net income	$571	$707

Earnings per share
Basic and Diluted	$0.21	$0.26

Dividends per share	$0.09	$0.09

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)
	March 31, 2017	December 31, 2016
	(Unaudited)	(Audited)
ASSETS

Cash and cash equivalents	$11,274	$16,756
Investment securities, net (1)	77,840	80,268
Loans receivable, net	334,076	332,283
Federal Home Loan Bank stock	4,226	4,226
Premises & equipment	6,269	6,420
Foreclosed assets held for sale, net	-	2
Bank-owned life insurance	9,893	9,827
Other assets	5,039	5,009
TOTAL ASSETS	$448,617	$454,791

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	378,258	383,733
Other short-term borrowings	7,259	7,246
Federal Home Loan Bank Advances	18,000	18,000
Accrued interest payable and other liabilities	3,701	4,784
TOTAL LIABILITIES	407,218	413,763

Common stock (3,978,731 shares of $.10 par value issued)	398	398
Additional paid-in capital	36,054	36,041
Retained earnings	22,640	22,317
Shares acquired by ESOP	(256)	(273)
Treasury Stock, at cost - 1,196,892 shares at March 31, 2017 and December 31, 2016.	(16,936)	(16,936)
Accumulated other comprehensive income	(501)	(519)
TOTAL STOCKHOLDERS' EQUITY	41,399	41,028

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$448,617	$454,791
(1) Includes held-to-maturity classifications.

Contact Information: Myron Swartzentruber Senior Vice President Chief Financial Officer (330) 264-5767